EXHIBIT 23.1






         CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Patriot Scientific Corporation
San Diego, California



We hereby consent to the incorporation by reference in the previously filed Registration Statements (No. 333-36418, No. 333-57602 and No. 333-81156) of Patriot Scientific Corporation of our report dated August 14, 2003, except for note 1 dated as of August 26, 2003 relating to the consolidated financial statements of Patriot Scientific Corporation, appearing in the Company's Annual Report on Form 10-K for the year ended May 31, 2002. Our report contained an explanatory paragraph regarding the Company's ability to continue as a going concern.


/s/  Nation Smith Hermes Diamond


San Diego, California
August 28, 2003